Exhibit 3.1 (2)
                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                               Air Epicurean, Inc.

                (after payment of capital and issuance of stock)

         We the Undersigned, Officers of Air Epicurean, Inc. ("the Corporation") hereby certify:

         The Board of Directors of the Corporation at a meeting of duly convened and held on April 24, 1997 adopted a resolution to amend the Articles of Incorporation as Originally filed and/or amended.

         Article One is superseded and replaced as follows:

         Article I. The name of the Corporation shall be Ikon Ventures, Inc.

         The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 25,550,000; and the foregoing changes and amendment have been consented to and approved by affirmative vote of 23,720,000 shares, a majority vote of 92% of each class of stock outstanding and entitled to vote thereon, at a Meeting of Shareholders duly called upon notice; immediately following which approval, this amendment was adopted by the Board of Directors.



Matthew R. Bauer                                                  J. Dan Sifford
PRESIDENT                                                         SECRETARY

NOTARIZATION OF SIGNATURES REQUIRED